Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8, No. 333-159859, 333-153377, 333-153378 and 333-126061 of Winland Electronics, Inc. of our report dated March 22, 2013, relating to the financial statements, which appears on page 15 of this annual report on Form 10-K for the year ended December 31, 2012.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
March 22, 2013